CARMAX, INC.
AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated July 1, 2006)

1. Purpose and Effective Date. The CarMax, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “Plan”) provides eligible employees of CarMax, Inc., a Virginia corporation, an opportunity to purchase CarMax, Inc. Common Stock (“Common Stock”) through payroll deductions and to receive a Company match for a portion of their payroll deductions. The Plan was originally effective on October 1, 2002, and was amended and restated effective as of November 1, 2004. The effective date of this amendment and restatement is July 1, 2006.

2. Definitions.

(a) Benefits Department: The employee benefits department of the Company.

(b) Committee: The Compensation and Personnel Committee of the Company’s Board of Directors.

(c) Company: CarMax, Inc., a Virginia corporation, and any subsidiary business entity (including, but not limited to, a corporation, a partnership, or limited liability company) that is under common control with CarMax, Inc., as determined under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

(d) Compensation: All cash compensation and commissions (estimated as deemed necessary by the Plan Administrator) before any deductions or withholding and including overtime and bonuses, but exclusive of all amounts paid as reimbursements of expenses including those paid as part of commissions and those paid in the form of relocation bonuses, housing allowances or other payments in connection with employee relocations.

(e) Eligible Employees: Employees who meet the requirements set forth in Section 4.

(f) Employee: Any person employed by the Company as a common law employee on the United States payroll. It is expressly intended that persons not employed as common law employees on the Company’s United States payroll are to be excluded from participation in the Plan, even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

(g) Enrollment Date: The date on which an Eligible Employee begins participation in the Plan pursuant to Section 6.

(h) Participating Employees: Eligible Employees who participate in the Plan.

(i) Plan Administrator: An Employee (or a group of Employees) appointed by the Committee as provided in Section 5 or, in the absence of any such specific appointment, the Chief Financial Officer of the Company.

(j) Plan Service Provider: A plan service provider/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers or other provider of employee plan administrative services selected by the Plan Administrator as provided in Section 5.

3. Amount of Stock Subject to the Plan. The total number of shares of Common Stock that may be purchased under the Plan shall be 2,000,000, subject to adjustment as provided in Section 16. Such shares may be newly issued shares that have been authorized but not yet issued or may be shares purchased for Participating Employees on the open market.

4. Eligible Employees.

(a)  Any Employee classified as a “Full-Time Associate” or “Part-Time Associate” pursuant to the Company’s Policies and Procedures Manual shall become eligible to participate in the Plan after he or she has completed one year of service as an Employee of the Company; provided, however, that (i) Employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to securities of the Company, and (ii) Employees who are officers of the Company (other than those serving as Assistant Vice Presidents, Assistant Treasurers or Assistant Secretaries), shall not be eligible to participate in the Plan.

(b) If an Employee has one year of service but is excluded from participation in the Plan due to the requirements set forth in (i) or (ii) of the preceding paragraph, the Employee will be eligible to participate in the Plan as soon as administratively practicable, after he or she is no longer excluded because of such requirements. Continuity of service for purposes of determining if an Employee has completed one year of service is determined pursuant to the Company’s Rehire/Reinstatement and Change of Status Policy in effect at the time the eligibility determination is made.

5. Administration of the Plan.

(a)  The Plan shall be administered by the Committee or its designee. The Committee shall have all powers necessary to administer the Plan, including but not limited to, the power: to construe and interpret the Plan’s documents; to decide all questions relating to an Employee’s employment status and eligibility to participate in the Plan; to make adjustments to the limitations on payroll deductions set forth in Section 7; to employ such other persons as are necessary for the proper administration of the Plan; and to make all other determinations necessary or advisable in administering the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding.

(b) The Committee shall appoint an officer or other Employee of the Company to serve as the Plan Administrator. The Plan Administrator shall be authorized to designate other Employees of the Company to assist him or her in carrying out his or her responsibilities under the Plan. The Plan Administrator and his or her designees shall be responsible for the general administration of the Plan including establishment of operating procedures, enrollment deadlines and such other matters as the Committee deems necessary for the efficient and proper administration of the Plan.

(c) The Plan Administrator shall appoint a Plan Service Provider in order to fulfill the duties of the Plan Service Provider set forth herein. The Plan Administrator shall also have the authority to replace any Plan Service Provider he or she has appointed for the Plan with another Plan Service Provider.

6. Participation in the Plan.

(a) An Eligible Employee may commence or recommence participation in the Plan as soon as administratively feasible after he or she has enrolled and that enrollment has been processed by the Plan Service Provider.

(b) An Eligible Employee shall authorize payroll deductions from the Employee’s Compensation and authorize the Plan Service Provider to establish an employee stock purchase plan account for the Employee (“ESPP Account”).

(c) A Participating Employee’s contributions will begin in the first pay period that is administratively practicable after the enrollment has been processed by the Plan Service Provider.

7. Payroll Deductions and Limitations.

(a) Payroll deductions shall be a percentage of the Participating Employee’s Compensation for each payroll period as specified by the Participating Employee according to procedures defined by the Benefits Department. Payroll deductions for each payroll period shall not be less than 2% nor more than 10% of Compensation for such payroll period. Payroll deduction specifications shall be made in 1% increments. The Plan Administrator shall have the power to change these percentage limitations.

(b) The maximum amount that may be contributed by each Participating Employee to the Plan in any one calendar year is $7,500. When a Participating Employee’s aggregate payroll deductions for the calendar year total $7,500, the Participating Employee’s purchases of Common Stock and payroll deductions under the Plan shall be suspended for the remainder of the calendar year. However, the Participating Employee shall continue to be a participant under the Plan unless he or she elects to stop contributions in the manner described in Section 17 or his or her participation terminates under Section 18 and the Employee’s purchases of Common Stock and payroll deductions will be resumed for the first full payroll period of the next calendar year.

8. Changes in Payroll Deductions. A Participating Employee may change the percentage of his or her payroll deductions, according to the procedures defined by the Benefits Department, subject to the minimum, maximum and allowed increments set forth in Section 7. The change will be effective as soon as administratively practicable after the change request has been processed by the Plan Service Provider. A Participating Employee may also elect to stop making contributions in the manner described in Section 17.

9. Company Matching Contributions. The Company shall contribute an amount each month (the “Company Matching Contribution”) towards the purchase of shares for Participating Employees. Unless modified by the Committee, the amount of the Company Matching Contribution shall be 15% of each Participating Employee’s Contribution. From time to time the Committee may modify the amount of the Company Matching Contribution; provided, however, that the Company Matching Contribution may not exceed 15% of each Participating Employee’s Contribution. The Company Matching Contribution shall be used to purchase shares for Participating Employees in accordance with Section 11. Participating Employees shall be fully vested in shares purchased with Company Matching Contributions.

10. Purchase Price. A purchase price for all shares of Common Stock to be purchased under the Plan shall be determined on a monthly basis. The purchase price shall apply to all purchases attributable to a Participating Employee’s payroll deductions for the payroll periods in the calendar month immediately preceding the date the purchase transactions take place (the “Payroll Deduction Month”). When shares are purchased on the open market, the purchase price shall be 100% of the average selling price of Common Stock on the open market during a two to three day period in which the purchases are made (the “Open Market Purchase Price”). Such purchase period shall end no later than the last business day of the month immediately following the Payroll Deduction Month. When shares are purchased directly from the Company, the purchase price shall be 100% of the closing price of the Common Stock on the New York Stock Exchange on the last business day of the Payroll Deduction Month (the “New Issue Purchase Price”).

11. Method of Purchase. The shares of Common Stock to be purchased under the Plan shall be purchased once each month either on the open market or directly from the Company, at the Company’s discretion:

(a) Shares Purchased on the Open Market. The Company shall transmit the aggregate payroll deductions from the prior month together with the related Company Matching Contribution and information on each Participating Employee’s contribution to the Plan Service Provider promptly after the end of each month. On a date as soon as practicable following receipt of the funds, the Plan Service Provider shall arrange for the purchase of Common Stock on the open market. As soon as practicable after completing the purchase of the shares, the Plan Service Provider shall credit the ESPP Account for each Participating Employee with as many shares and fractional interests in shares as the Participating Employee’s contribution and the Company Matching Contribution will allow, based on the Open Market Purchase Price; or

(b) Shares Purchased Directly from the Company. Promptly after the end of each month, the Company shall issue and forward to the Plan Service Provider the number of shares of Common Stock that the Participating Employees’ contributions and the related Company Matching Contribution have purchased at the New Issue Purchase Price. The Company shall also submit to the Plan Service Provider information on each Participating Employee’s contribution. As soon as practicable following receipt of the shares and related information, the Plan Service Provider shall credit the ESPP Account for each Participating Employee with his or her proportionate interest in the shares and fractional shares delivered, based on the New Issue Purchase Price.

(c) Deadline for Crediting Shares to ESPP Accounts. Shares purchased pursuant to both Participating Employee Contributions and Company Matching Contributions made with respect to a calendar year shall be credited to the ESPP Accounts of Participating Employees no later than March 15 following the end of such calendar year.

12. Dividend Reinvestment.

(a) Each ESPP Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Stock held in each ESPP Account under the Plan shall be automatically reinvested in Common Stock, unless the Participating Employee directs otherwise. The Plan Service Provider shall arrange for the reinvestment of dividends on the open market at the Participating Employee’s expense as soon as the Plan Service Provider receives the cash dividends. The Company will not pay any expenses associated with reinvesting dividends.

(b) The Committee shall have the right at any time or from time to time upon written notice to the Plan Service Provider to change the default dividend reinvestment policy for ESPP Accounts established under the Plan.

13. Rights as a Shareholder. A Participating Employee shall have the right to vote full shares of Common Stock held in the Participating Employee’s ESPP Account and the right to receive annual reports, proxy statements and other documents sent to shareholders of Common Stock generally; provided, however, that so long as such shares are held for a Participating Employee by the Plan Service Provider, if a Participating Employee fails to respond in a timely manner to a request for instructions with respect to voting, the Plan Service Provider shall take such action with respect to the shares held for the Participating Employee as permitted by the New York Stock Exchange rules. To the extent that such rules and applicable law permit, the Plan Service Provider shall vote shares with respect to which no specific voting instructions are given in accordance with the recommendations of the Board of Directors of the Company. By instructing the Plan Service Provider in accordance with the terms and conditions of the Plan Agreement (defined below), a Participating Employee shall have the right at any time:

(a) to obtain a certificate for the whole shares of Common Stock credited to the Participating Employee’s ESPP Account;

(b) to direct that any whole shares of Common Stock credited to the Participating Employee's ESPP Account be sold, and that the proceeds, less selling expenses, be remitted to the Participating Employee; or

(c) to direct that any whole shares of Common Stock credited to the Participating Employee’s ESPP Account be transferred to an individual brokerage account.

14. Rights Not Transferable. Rights under the Plan are not assignable or transferable by a Participating Employee other than by will or by the laws of descent and distribution and, during the Participating Employee’s lifetime, are exercisable only by the Participating Employee.

15. Joint Accounts. Participating Employees may, to the extent permitted by the Plan Service Provider, establish ESPP Accounts as joint accounts with rights therein as prescribed under applicable state law.

16. Certain Adjustments in the Case of Stock Dividends or Splits. The Committee shall make appropriate adjustments in the number of shares of Common Stock that may be purchased under the Plan if there are changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations.

17. Stopping Contributions.

(a) A Participating Employee may stop his or her contributions in accordance with procedures defined by the Benefits Department. Payroll deductions will stop as soon as administratively practicable. In addition, contributions will be automatically stopped for any Participating Employee who goes on a leave of absence without pay, effective when the Employee ceases to be paid by the Company.

(b) After contributions for an Employee have been stopped, the Plan Service Provider will leave the ESPP Account open and the Committee reserves the right to charge the Employee any account fees resulting from the ESPP Account left open. Shares may be left in the ESPP Account or the Employee may sell the shares or request a certificate. If dividends are being paid and reinvested at the time of withdrawal, they will continue to be reinvested (if paid) unless the Employee requests the Plan Service Provider to pay them in cash. The Employee may also ask the Plan Service Provider to close the ESPP Account.

(c) An Employee for whom contributions have been stopped may start contributions again pursuant to Section 6 at any time when the Employee is an Eligible Employee.

18. Termination of Participation in the Plan. An Employee’s participation in the Plan shall terminate when the Employee ceases to be employed by the Company, whether by reason of retirement, termination of employment, death, or otherwise (“Terminated Participant”). Payroll deductions shall cease immediately or as soon as administratively feasible after the Plan Service Provider processes the termination. Purchases shall be made for the calendar month in which the last payroll deduction is made in accordance with Section 11. The Terminated Participant may elect to: (i) obtain a certificate for the whole shares of Common Stock credited to his or her ESPP Account; (ii) direct the Plan Service Provider to sell all whole shares of Common Stock credited to his or her ESPP Account and remit the proceeds, less selling expenses, to the Terminated Participant, or (iii) direct the Plan Service Provider to transfer all whole shares of Common Stock credited to his or her ESPP Account to an individual brokerage account. If the Terminated Participant fails to make an election within ninety (90) days of termination, the Plan Service Provider will automatically issue a certificate for all of the whole shares of Common Stock credited to the Terminated Participant’s ESPP Account and mail the certificate to the Terminated Participant’s home address. In any event, the Plan Service Provider will sell any fractional interest held in the Terminated Participant’s ESPP Account to the Company and remit the proceeds of such sale, less selling expenses to the Terminated Participant. In the event of an Employee’s death, the distribution shall be made to the Employee’s designated beneficiary or, in the absence of a designated beneficiary, to the Employee’s estate, in accordance with procedures established by the Plan Service Provider.

19. Amendment of the Plan. The Committee may, at any time, or from time to time, amend the Plan in any respect; provided, however, that the Company shall obtain shareholder approval of an amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

20. Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate:

(a) on the last business day of any month that Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of shares remaining unpurchased out of the total number of authorized shares under Section 3; or

(b) at any earlier date at the discretion of the Board of Directors of the Company.

In the event that the Plan terminates under circumstances described in (a) above, the Common Stock remaining unpurchased as of the termination date shall be allocated to Participating Employees for purchase on a pro rata basis. Upon termination of the Plan, ESPP Accounts shall remain open subject to the same limitations and conditions set forth in the second paragraph of Section 17.

21. ESPP Account. The relationship between the Plan Service Provider and each Participating Employee shall be governed by a separate agreement of terms and conditions between them (“Plan Agreement”). In electing to participate in the Plan, a Participating Employee shall be deemed to have accepted the terms of the Plan Agreement.

22. Payment of Expenses. The Company shall pay all expenses associated with purchases under the Plan, including brokerage commissions, if any.

23. Notices. Any notice or instruction to be given the Company shall be in writing and delivered by hand, Company office mail or U.S. mail to the address below:

CarMax, Inc.
c/o Secretary, CarMax, Inc.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238

Any signature submitted to the Company electronically or by facsimile will have the same force and effect as an original signature.

24. Government and Other Regulations. The Plan, and the rights to purchase Common Stock hereunder, and the Company’s obligation to sell and deliver Common Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required. Any provision of this Plan that violates or conflicts with Section 409A of the Internal Revenue Code of 1986, as amended, shall be null and void and of no effect.

25. Severability. If any provision of this Plan is not valid or enforceable, that validity or enforceability shall not affect the remaining provisions of the Plan.

26. Indemnification of Committee. Service on the Committee shall constitute service as a member of the Board of Directors of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as members of the Board of Directors of the Company pursuant to its Articles of Incorporation and Bylaws.

27. Tax Matters.

(a) Each Employee shall make provision satisfactory to the Plan Administrator for payment of any taxes required by law to be withheld in respect of the purchase or disposition of Common Stock. In the Plan Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by the withholding or delivery of shares of Common Stock, including shares purchased under this Plan, valued at fair market value on the date of withholding or delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Employee.

(b) The Company does not represent or guarantee that any particular federal, state, or local income or payroll tax consequence will result to Participating Employees as a result of participation in the Plan.

28. Designation of Beneficiary. An Eligible or Participating Employee may file a written designation of a beneficiary in the manner prescribed by the Plan Administrator to receive shares of Common Stock or cash allocated to the Employee’s ESPP Account in the event of the Employee’s death. In the absence of a beneficiary designation, or if the designated beneficiary has predeceased the Employee, the Company shall deliver the shares of Common Stock and cash allocated to the Employee’s ESPP Account to the executor or administrator of the Participating Employee’s estate.

29. Governing Law. The Plan shall be construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia to the extent such laws are not preempted by federal law.

IN WITNESS HEREOF, this plan has been executed as of the 1st day of July, 2006.

CARMAX, INC.

By: /s/ Keith D. Browning
Keith D. Browning
Executive Vice President
and Chief Financial Officer